Exhibit 5.01
WILLIAMS LAW GROUP, P.A.
2503 W. Gardner Ct.
Tampa  FL  33611
Phone:  (813) 831-9348

December 7, 2010

J. R. Stirling, President
American First Financial, Inc.

VIA TELEFAX

Re:     Sale of Shares under Section 4(2) of the 1933 Act.

Dear Sirs:

You have requested our opinion concerning the sale of certain shares of Common Stock (the  Shares”) of American First Financial, Inc. (the “Company”) to the Shareholders set forth on Schedule A attached hereto (the “Shareholders”).

The Shares were acquired by the Shareholders on or before January 28, 2010 and were fully paid and non-assessable as of such date.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated September 8, 1991, issued by the Business Law Section of the Florida Bar (the “Report”).  The Report is incorporated by reference into this opinion. In rendering this opinion, we have examined original, photostatic or certified copies of certain records and such other documents that we have deemed relevant and necessary for the opinion hereinafter set forth.

In our examination, we have assumed without investigation the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies.  As to various questions of fact material to such examination, we have relied solely upon the accuracy of representations made to us by the Company as evidenced by the signature of an authorized Officer of the Company set forth below and have made no independent verification of the facts or any other matters asserted to be true and correct in those documents.  If any of such representations are incorrect, this opinion is not valid and may not be relied upon.

We offer no opinion with respect to the laws of any jurisdiction other than the United States Securities Laws and Laws of the State of Florida.

You have advised us that the Company relied upon Section 4(2) of the Securities Act of 1933 in connection with the sale of the Shares.

J. R. Stirling, President
December 7, 2010

You have advised me that you believed that Section 4(2) of the Securities Act of 1933 was available because:

●	None of these issuances involved underwriters, underwriting discounts or commissions.
●	Restrictive legends were and will be placed on all certificates issued as described above.
●	The distribution did not involve general solicitation or advertising.
●	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

●	Access to all our books and records.
●	Access to all material contracts and documents relating to our operations.
●	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at your offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit your offices.

Because of the foregoing, you did not prepare a separate private placement memorandum in connection with the sale of the Shares.

Finally, you have advised me that you had a pre-existing relationship with all persons acquiring the shares.

Based upon the assumptions, representations and qualifications listed above, we are of the opinion that the Company has a reasonable basis to rely upon Section 4(2) in connection with the sale of the Shares.

J. R. Stirling, President
December 7, 2010

This opinion may be relied on only by the Company and may not be relied upon by any other person without our prior written consent. However, we consent to the furnishing of this opinion supplementally and as not part of any filing to the SEC in connection with your filing of a Form 10 and all amendments thereto.  Nothing herein gives any consent to be named or considered as an “Expert” or otherwise to be referred to in any filing with the SEC.

Sincerely,

/s/ Michael T. Williams, Esq.

Williams Law Group, P.A.
Michael T. Williams, Esq.

The above representations concerning the Company and the Shareholders are true and correct.

/s/ J. R. Stirling
J. R. Stirling, President
American First Financial, Inc.

J. R. Stirling, President
December 7, 2010

Schedule A

Date of Purchase	Name	Gross Sale Price $	Number Shares
5/1/07	Robert Prebor	1,060	58,000
5/1/07	Robert Handley	2,000	84,000
5/1/07	Joseph Solters	2,000	82,000
5/1/07	Margaret Stirling (Ex Wife)	4,000	200,000
5/1/07	Lorrie Stirling (Ex Wife)	2,000	100,000
5/15/07	Robert Handley	1,000	50,000
4/1/08	Justin Moulton (Global)	0	500,000
4/9/08	Lorrie Stirling	5,000	1,000,000
5/1/08	Margaret Stirling	5,000	500,000
6/5/08	William Blackshear	5,000	200,000
6/5/08	Toni Behr	2,500	100,000
6/15/08	John Stirling	10,000	2,000,000
7/15/08	William Blackshear	2,500	125,000
7/15/08	Toni Behr	2,500	125,000
7/23/08	Patricia Gaca	2,500	500,000
8/15/08	Joseph Solters	2,500	125,000
8/15/08	Rhonda Platts	2,500	125,000
8/28/08	John Stirling	15,000	3,000,000
8/28/08	Toni Behr	2,000	200,000
8/28/08	William Blackshear	4,750	475,000
9/15/08	John Gaca	2,500	500,000
9/15/08	Nicole Ubrig	2,500	500,000
11/14/08	William Blackshear	5,000	1,000,000
2/16/09	John Stirling	2,500	500,000
2/16/09	Nick Guida	1,700	100,000
2/20/09	Robert Handley	2,000	400,000
2/20/09	Carl Burian	1,000	100,000
4/30/09	Ted McGee	1,500	300,000
8/31/09	Doug Wallace	13,500	900,000
8/31/09	Daurolyn Pratt	3,000	200,000
8/31/09	William Arrington	1,500	100,000
8/31/09	Allan Clark	3,000	200,000